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                                      -2-
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                                             Filed by CrossWorlds Software, Inc.
                                                         Pursuant to Rule 14a-12
                                          of the Securities Exchange Act of 1934

                                     Subject Company: CrossWorlds Software, Inc.
                                                  Commission File No.: 000-29799

       On Tuesday, October 30, 2001, CrossWorlds Software, Inc. held an analyst conference call to report its third quarter results. During the question and answer period of the conference call, several inquiries were made of CrossWorlds regarding the proposed merger between CrossWorlds and International Business Machines Corporation. CrossWorlds intends to make the conference call available by phone-in play back. The following is a transcript of the conference call:

"OPERATOR: Good day ladies and gentlemen, and welcome to the CrossWorlds Software's third quarter results conference call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will follow at that time. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. James Budge, Senior Vice President and Chief Financial Officer of CrossWorlds Software.

Mr. Budge, you may begin.

JAMES BUDGE, SENIOR VICE PRESIDENT AND CFO, CROSSWORLDS SOFTWARE, INC.: Thank you, operator, Sam.

Good afternoon, and thank you everyone for joining us today to discuss CrossWorlds Software's third quarter results. You should have all seen a copy of today's press release. If for some reason you have not, please contact Jan Davis, with CrossWorlds at 650-685-9029, and she will fax a copy over right away.

With me today is Fred Amoroso, President and CEO, given the CrossWorlds and IBM announcement this morning, which I'm sure many of you have seen. This call will proceed slightly different than past quarters. Fred and I will begin the call with a summary of our third quarter, and then Fred will comment on the acquisition announcement this morning. At the end of our prepared remarks, we will open up the lines for any questions you might have.

Before we begin, I have the usual required statements, which are a little more lengthy this time, given the IBM announcement, so bear with me a little longer than usual.

Various remarks CrossWorlds may make during this presentation are forward-looking statements that are defined under the Securities laws . As these remarks involve risks and uncertainties; statements we make in this presentation concerning trends or outlooks in the financial results; markets for CrossWorlds's products; and statements that include the words: may, will, believe, anticipate, and similar expressions, constitute forward-looking statements.

Actual results could differ materially from these forward-looking statements due to many factors, including those risk factors set forth in CrossWorlds's 10Q report, filed with the SEC on August 13, 2001.

Now a portion of this call will be devoted to a discussion of the CrossWorlds -- of the company's proposed acquisition by IBM . We wanted you to be aware that in connection with the merger, CrossWorlds Software will be filing a proxy statement with the Securities and Exchange Commission.

Stockholders of CrossWorlds Software are urged to read the proxy statement when it becomes available because it will contain important information about CrossWorlds Software, the merger and related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting investor relations at CrossWorlds, and investors and securities holders will be able to obtain free copies of the proxy statement and other documents filed by CrossWorlds Software and IBM with the Securities and Exchange Commission, in connecting with merger, at the SEC's web site at www.sec.gov.

In addition to the proxy statement, IBM and CrossWorlds Software file periodic reports and other information with the SEC which are available at the SEC's Web site. You may also obtain and copy any reports, statements, and other information filed by IBM and CrossWorlds Software at the SEC public reference rooms in Washington DC, New York, New York, and Chicago, Illinois.

CrossWorlds Software, IBM, and their respective members of management and other employees, may be deemed to be participants in the solicitation of proxies of CrossWorlds Software's stockholders, to approve the proposed merger. Such individuals may have interest in the merger, including as a result of holding options or shares of CrossWorlds Software stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by CrossWorlds Software with the SEC.

So with that, I'd like to turn the time over to Fred. We're running out of time, didn't we?

FRED AMOROSO, PRESIDENT AND CEO, CROSSWORLDS SOFTWARE, INC.: Thank you, James. And let me add my welcome to the CrossWorlds's Q3 earnings call.

As James mentioned, and I'm sure you're all already aware, earlier this morning CrossWorlds and IBM announced that we have entered into a definitive agreement for IBM to acquire CrossWorlds in a cash transaction valued at $129 million. Before I address that, though, I'd like to comment on our Q3 results.

I'm very proud of our results in Q3, as once again, for the sixth consecutive quarter, we have delivered financial results which exceeded expectations. Our revenues for the quarter were $21.7 million -- our largest ever -- representing a 44 percent increase over third quarter of 2000.

Our licensed revenues were up 62 percent year-to-year in the quarter, and our gross margins improved to 68 percent, up 15 percent over Q3 2000. And our operating expenses were 13.9 million, significantly lower than Q3 2000, as we continued to benefit from early management actions to right-size our company.

Sam , could you do me a favor and make sure all the lines are on mute, because we're getting some background noise.

OPERATOR: All lines are on mute right now.

AMOROSO: As a result of increased revenues, improved margins and continued management discipline on expense, I'm excited to announce that we've achieved pro forma profitability one quarter ahead of plan. Our net profit was $873,000, or three cents per share, excluding non-cash charges. Because of a number of factors, however -- including the tragedy of September 11th -- we had weakness in bookings in Q3, and that will be discussed later.

At this point, I'd like to turn the call back over to James for further discussion of our Q3 financials.

BUDGE: Thank you, Fred.

As Fred indicated, total revenues for the third quarter were $21.7 million, a 44 percent increase over the revenues recorded for the third quarter of 2000. Gross margins increased to 68 percent for the third quarter, compared to 53 percent the same quarter a year ago, and 62 percent in the second quarter of 2001. Our licensed revenues were $10.6 million for the third quarter of 2001, a 62 percent increase over the same period in 2000, and a 51 percent increase over the prior quarter Q2.

Our services, maintenance and other revenues were 11.1 million, an increase of 31 percent over the third quarter of 2000. Gross margins for the company continued to exceed 60 percent, with third quarter gross margins coming in at 68 percent, our highest quarter yet. Fifteen percentage points higher than our third quarter 2000 gross margin of 53 percent, and six percentage points higher than the second quarter of 2001.

Product licensed margins were 98 percent, which was consistent with previous quarters. And our service training and maintenance margins were 39 percent in the third quarter 2001, up from 19 percent in the same period last year, and in line with our projections and expectations this quarter.

Total operating expenses -- net of amortization of deferred stock base compensation and restructuring charges were $13.9 million, a decrease of $2 million from the same quarter in 2000, and consistent with our operating expenses in the second quarter of 2001. These net operating expenses as a percentage of total revenue decreased by five percentage points compared to Q2, and 42 percentage points compared to the third quarter of 2000. Restructuring charges in Q3 related to unutilized office space.

Other income as $42,000 for the third quarter, a slight decrease from Q2 as a result of reduced interest rates and lower cash balances.

Now we are pleased to report was is probably our most significant achievement this quarter, which is that achieved pro forma profitability one quarter ahead of plan. Our Q3 pro forma net profit was $873,000, or three cents per share, excluding non-cash charges. This compares very favorably with the pro forma net loss of 7.3 million, or 28 cents per share in the third quarter of 2000 ...

OPERATOR: Pardon me, Tim Klasell's joining.

UNIDENTIFIED PARTICIPANT: Good.

BUDGE: ... excluding these same types of non-cash charges, and with the pro forma net loss of 1.2 million, or five cents per share in the second quarter. So, again, just to restate that, three cents per share this quarter, compared to 28 percent -- 28 cents per share loss third quarter of 2000, and five cents per share loss in the second quarter of this year.

Now to the balance sheet, cash and short-term investments ended at $22.1 million, or cash burn of 2.5 million for the quarter. As you will recall, we had forecast a cash spend of $5 to $6 million in the quarter, so we are very pleased with our ability to overachieve our cash goals. We had no write-offs of receivables during the quarter, and we believe that our receivables reserves are sufficient.

We continue to reduce our debt balance, which -- at the end of September -- was less than $2 million, compared to 3.7 million at the end of 2000 -- the end of December, 2000. Our deferred revenue balance at quarter end was 11.3 million. In Q3, we experienced some accounts, where up-front software revenue recognition was appropriate. And as a result, the licensed revenues recognized in Q3 were a hybrid of revenues recognized on a percentage completion basis from projects where we remained critical to the implementation. And revenues coming from up-front revenue recognition, where other organizations external to CrossWorlds are successfully deploying -- deploying our product.

This hybrid recognition approach, combined with some delays in customer purchase decisions at quarter end, resulted in a decline in our deferred revenue balance. I would point out that this hybrid revenue recognition approach in Q3 is a natural progression of our moving to a channeled newer strategy, as evidenced by the relationships we have signed with FileNET, and more recently, PricewaterhouseCoopers Consulting. Now given the CrossWorlds and IBM announcement this morning, we will not be providing forward-looking guidance on this call today.

In closing, I'd like to thank all the listeners that have followed the CrossWorlds story since before, during and after our public offering in June, 2000. I thank you for your interest in CrossWorlds and for the support that you have provided to us. We have enjoyed getting to know many of you, and we hope that our paths will continue to cross in the future.

I'm very proud of the company, and I'm especially pleased that we have met and exceeded each of our financial projections every quarter that we have been a company. To be the only company now in this integration -- business integration space -- with a pro forma operating profit this past quarter, even during these tough economic times, is a significant achievement. And I applaud the entire CrossWorlds employee base for their focus on the fundamentals of the business to bring it to this point.

I am personally excited by the opportunities and rewards that this merger with IBM will bring to the market. And with those comments, I'd like to pass the time back over to Fred.

AMOROSO: Thanks, James.

I'm also very excited about the merger with IBM, as it represents a logical next step for CrossWorlds and provide excellent opportunity for all of the CrossWorlds key stakeholders: our shareholders, our customers, our alliance partners and our employees. For our shareholders, this transaction represents a substantial premium over our stock price prior to the announcement and over the past several months.

For our customers, we believe the combination of CrossWorlds' leadership and business process integration, and IBM's market-leading position in providing middle-ware software, will represent the most complete, end-to-end e-business infrastructure in the industry. The fact that we've been technology partners for over four years also enhances the value, as the technology is working in an integrated fashion today, and customers will be able to rapidly take advantage of our combined platform.

For our alliance partners, CrossWorlds' global systems integrators will benefit, as the merger represents expanded opportunity through partnering with the leading solution in this space, as they will no longer have to integrate the integration components and outserver components. The combined infrastructure assets of CrossWorlds and IBM provides for a more complete and cohesive solution that allows SIs to more quickly develop, modify and implement solutions for their customers.

For application software vendors, many of which rely on IBM today for their e-business infrastructure components, they will now be able to take advantage of the CrossWorlds process integration capabilities as a part of this broadened infrastructure platform. Moreover, for CrossWorlds employees, this merger is both recognition of the value of the products we have developed and the passion with which we both sell and support our customers. We've built a culture based on ensuring our customers successful at CrossWorlds, and this culture fits very well with that of IBM.

I believe it is also important to understand our motivation for joining IBM. There are two trends that are developing that will fundamentally change the EAI marketplace. The first, technical, relates to the rapid developments of J2EE , and how those design standards are heralding the convergence of the application server and the integration server. This is why CrossWorlds was very aggressive in developing J2EE capability, and further supporting integration services and web services. Because our software is written in Java, we are very well positioned among all the EAI software vendors, as far as the research has recently stated.

The second trend relates to marketplace developments. Since my very beginning at CrossWorlds -- about two years ago now -- we positioned our product as a broad-based enterprise solution, not a point-to-point implementation more generally deployed in isolated projects. In fact, we built the entire company culture around customer service, strong education and training, outstanding consulting services, and a strong team of people passionate about what they do. In short, it is a culture framed around customer value, execution and teamwork. It not only made CrossWorlds a great place to work, but gave us great pleasure in providing value to our customers.

As we extended our solution deeper and deeper into the customers' infrastructure, not only did many of them repurchase CrossWorlds's products on a reasonably periodic basis, but it became very clear that we were the major component in the company's application infrastructure. It was very clear to us that the major software providers would be driven to be in this space. So at CrossWorlds, we decided our strategy was to leverage the assets in a value of what we created to a company that shared the same vision, passion and excitement about the capability we brought to our customers. After a number of discussions, it became clear to us that this was IBM.

As web theory evolves to be the enterprise server of choice for customers, it is the most comprehensive solution in the marketplace today. One that provides significant technology benefits, and now, through our business process integration capability, significant business benefits.

So in summary, this is a very exciting announcement, and it is a win/win all around. IBM deepens in strength in this software infrastructure portfolio, and the capabilities that we've built here at CrossWorlds now get the benefit of being combined with those of IBM, both from a technology and a go-to-market perspective.

Lastly, I'd also like to add my comments to James. It has been a pleasure to meet and work with all of you. We've had many discussions on the technology and the market. I want to thank you for the support you've given me personally, and the company. I would like to save my most significant appreciation for those individuals who have made all of this a success, and that is our people, the CrossWorlds team. I have never had the pleasure of working with a harder working, more passionate, skilled and committed group of professionals in my career. It has truly been a pleasure for me to lead them. I thank each and everyone for their support.

At this point, I'd like to turn the call back to the operator for any questions that you might have.

OPERATOR: Thank you.

If you have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key.

Our first question is from Todd May of Dain Rauscher.

TODD MAY, DAIN RAUSCHER: Congratulations. And -- and I was wondering if you guys could discuss in a little more detail how you see the integration market unfolding from here and the impact of JCA on the -- on some of the other remaining integration players?

AMOROSO: Yeah -- all right, Todd. That's a good question. It's actually a very interesting one that's gotten some play. So JCA , in particular, is one of the components of the J2EE standards. JCA is the Java Connector Architecture designed on the adapters. Obviously, there are some players in our space who would like to think that the JCA design standard will very quickly and aggressively commoditize all of the application adapters so that the application vendors themselves will wind up producing them as part of their product.

The fact of the matter is that JCA 1.0 definition is very, very rudimentary. As a matter of fact, if anybody had a 1.0 JCA connector, they would not be at all competitive in the -- in the EAI space. JCA 1.0 defines single directional connectors, not bi-directional. It provides synchronous, not asynchronous. And, generally, has no guaranteed delivery or answer back capabilities.

We actually believe our JCA adapter -- or our connectors, actually -- are somewhere probably two generations or more beyond what is currently defined. So the notion that JCA will commoditize adapters is at best -- in my mind, my personal opinion -- somewhere between two and four years away. And even at that point -- you know, I largely think that the whole notion of integration is that it operates in a heterogeneous environment, not a homogeneous environment, and the connectors are not going to be commoditized . They're going to have remain to be intelligent. They're where we put a lot of the value on how we integrate all of the -- all of the business models.

MAY: OK.

And then -- and you mentioned that the -- there was more competition -- well, correct me if I'm wrong, but you mentioned that there'd be more competition from some of the bigger infrastructure players -- be it IBM or BEA -- competing with you guys. Is that -- that again was part of your motivation for joining up with IBM?

AMOROSO: There -- there was -- I'm sorry, go ahead.

MAY: I'm sorry. Did I understand that correctly?

AMOROSO: Yeah. I mean, it was clear in my mind. And just follow the announcements and the developments that were going on. I mean, all of the major app server players -- whether it's just IBM or BEA Systems or Oracle or Sun Microsystems with IPlanet or whatever -- all were aggressively moving in this space before both technology and marketplace reasons that I -- that I did say earlier. So, I actually believe -- as my personal opinion -- that it will be very hard to have an independent EAI environment on a standalone as a long-term basis. I just think this technology -- because of those factors -- will absolutely become part of the enterprise infrastructure for companies -- the middle-ware infrastructure of companies.

And I think, to be quite frank, what happens now with IBM is they have a very strong market leadership position. And, clearly, with the value of CrossWorlds and IBM web sphere together, and all of their other tools: MQ Flow and their Messaging , et cetera, is there is now the most comprehensive solution in the marketplace. I think they become the industry standard. In that regard, it's very exciting for us at CrossWorlds.

MAY: Yeah, it looks like a -- it looks like a great combination.
Congratulations.

AMOROSO: Thanks, Todd.

OPERATOR: Thank you.

Our next question is from Garry Abbott of HC Wainwright.

GARRY ABBOTT, HC WAINWRIGHT: Hi. Congratulations.

AMOROSO: Thank you.

ABBOTT: This is a record. In seven years, this is the quickest buyout I ever had.

(LAUGHTER)

AMOROSO: I think if those of you who don't know Craig (INAUDIBLE). How many days ago was it, Craig ?

ABBOTT: Garry.

AMOROSO: Oh, sorry. (INAUDIBLE).

ABBOTT: That's OK. No -- what, eight days.

AMOROSO: Eight days. There you go. Congratulations.

ABBOTT: Not bad. I'll take it. Let me add my congratulations. Just a quick question. I didn't catch anywhere when you anticipate this to close. Can you give us a little color on that?

AMOROSO: Good point. Yeah, good point.

So the transaction is a cash merger. We have Hart Scott Rodino filings. We have a proxy statement that we have to go through, which require an SEC filing. We believe that the transaction will close somewhere in 60 days or out. So the actual forecast, I think, is sometime in early 2002.

ABBOTT: OK. And one last question, Fred. Why did you back so bad at IBM? Wouldn't it have been cheaper to hire you directly?

(LAUGHTER)

ABBOTT: Congratulations. See you guys next week.

AMOROSO: Goodbye, Garry.

ABBOTT: Bye.

OPERATOR: Thank you.

Our next question is from Robert Breza of Thomas Weisel Partners.

ROBERT BREZA, THOMAS WEISEL PARTNERS: Hi, Fred. I was just kind of wondering if you'd kind of walk -- walk us through kind of on the go forward -- how -- how you see yourselves working with IBM -- you know, integrating the product solutions kind of -- you know, what -- what -- what we -- what should we be expecting from -- from IBM on a competitive front? You know, on the go forward here as we -- you know, follow the EAI space?

AMOROSO: OK. Well, first of all, IBM is just not buying technology, IBM is buying all of the value of the company. So, on an overall basis, at closing, IBM will acquire all of the product and assets certainly, but all of the -- the individuals in CrossWorlds at closing will become part of IBM and fit in as part of the IBM overall software group. Immediately, we will start work on a double byte enablement through the Asia-Pacific technical operations center in Japan. Actually, I used to work very closely with a couple years ago. We're also working on -- on product road map synergies -- or we will be working on product road map synergies -- as we -- as we further combine the common look and feel of the tools and other factors.

But I want to highlight one in particular thing here, OK? And that is, because we have been operating together with IBM for four years -- in a sense of a partnership -- we've actually done a lot of work. So we -- we run on top of MQ series already. That's OEM is part of product every time we sell CrossWorlds. We have connector to MQ Flow ; we have a connector to MQSI ; we have a connector to Web Sphere . We have -- as part of our J2EE -- you know, EJB Wrapper and web services capability will be deployed in this upcoming release.

So in many respects, customers don't have to wait for a lot of the value of how these technologies come together. It is immediately able to be sold. And, in fact, if you look at our customer base -- you know, Caterpillar , Dow , DuPont , Shell , Siemens , Sony, Dagussa . I mean, you go down the list. You know, many, many of them, in fact, are major IBM customers, and we're already tying into Web Sphere and working closely together.

So -- so I don't think this is going to take, you know, a huge investment before you start seeing synergy in value. What's going to happen is -- you know, immediately as a transaction closes, there'll be thousands of IBM software sales people that will be -- that will be selling our products and our capability. IBM is making investments in our pre-sales capability. They're going to take and leave all of our team here in Burlingame , and we'll continue to use this as our development center.

So it's a very exciting opportunity for our people and for the continued investments that will be made in the technology. But it's not something that's going to have to wait.

BREZA: Great. Congratulations.

AMOROSO: Thank you.

OPERATOR: Thank you.

Our next question is from Tim Klasell, of Thomas Weisel Partners.

AMOROSO: Hey, Tim. How are you?

TIM KLASELL, THOMAS WEISEL PARTNERS: I'm pretty good there -- pretty good there, everybody.

Congratulations, Fred, and the entire team there. First question is, what's the -- what sort of retention pool program do we have to make sure that IBM holds onto the -- all the assets that have feet inside of CrossWorlds, and are they going to be providing blue suits for everybody?

(LAUGHTER)

AMOROSO: Blue suits went out a long time ago.

KLASELL: OK. But you're more familiar with that than I am, so I'll take your word for that.

AMOROSO: It's actually a very good question. So, Tim, in all seriousness, as I said earlier, the -- this acquisition -- unlike some companies where they buy technology -- this acquisition is they're buying the company. IBM has spent a tremendous amount of time going through with us -- the team, each individual on the team -- how they're positioned and perceived, who are the key people? What positions should we see them be moving into, et cetera? And I'm not going to disclose any terms relating to the transaction other than to tell you that IBM has spent a significant amount of time and view this part of the transaction as a very, very important component.

KLASELL: OK, good.

And then maybe you could -- you know, one of the things that CrossWorlds always sort of presented was the ability to work with both BEA and IBM on the app server side. Have you ever gone through your customer base and seen where you've been working with IBM and where you've been working with BEA? Can you give us any sort of a metric or feel for how much is with IBM and how much is with the BEA infrastructure also?

AMOROSO: Sure, Tim. First of all, you are correct in that we operate -- because of our open architecture -- we operate, basically, with any app server environment. You know, ATG , BroadVision BEA, Web Sphere , whatever. However, in the future as things progress, we'll have connectivity to all of those environments. We're not going to stop integrating with them because we know our customers operate in heterogeneous infrastructures. However, we will have very close and tight integration capability with Web Sphere as a core component of comprehensive solution for them. So there is a slight difference on how we will operate with Web Sphere and the value versus other app servers.

In answer to your question, again, I go back to look at our customer base. Our customer base are some of the very largest companies in industry, and I don't have the exact numbers, but my perception is that well over 80 percent of them use Web Sphere as their core app server environment. So in that regard, too, there's very immediate benefit for our customers with this acquisition.

KLASELL: OK, great.

And then I think you've clearly stated that the app server environment and the EAI environments are all really, you know, coming together. But how does this fit with collabs ? You know, that's something that's probably a little bit harder to define in an open standard right now. And how do you view that melding in with the IBM infrastructure and the IBM business model out there? And will those stay with -- with MQ and with CrossWorlds, or will those move into another part of the IBM family?

AMOROSO: No. Actually, the collaborations are all going to stay inside CrossWorlds as part of this development center capability that we're building here and have here. And we obviously already do a fair amount of collaboration development. The value with IBM -- as you are aware, though -- is that IBM has a very strong go-to-market model by industry, and as part of the ISUs -- the industry units -- they have a very good understanding of the issues, the challenges, the problems that -- that companies -- their customers in those industries -- are trying to solve. And so we believe that we will align a fair amount of our activities -- our go-to-market activities -- by industry.

Now CrossWorlds was already doing that. I mean we had Craig Castor and John Adcock that are driving strong financial services activity. We have Steve Taylor in manufacturing, and others in -- in telecommunications, et cetera. So this -- what this does, it gives us even more and better access to an industry view that will facilitate and assist in developing the collabs.

But, further, remember, the collabs are not applications, the collabs are templates. They give us an opportunity to help customers get into solution in that market quickly, and many of our customers build their own collaborations with our tools, and then further extend and modify the templates that we've created. So I think -- I think in that regard, too, this is a home run, Tim.

KLASELL: OK, great.

And then one final question. I don't know if you can answer this one or not, but what will IBM -- how will they be supporting both CrossWorlds and -- what I'm going to call -- the MQSI , the old neon products on the go forward? How will those be phased out and how will you be working with that product line?

AMOROSO: I wouldn't jump to the conclusion that they're going to be phased out, because, in fact, they're not. MQSI is -- is a -- is a very strong part of IBM's Web Sphere integration family. It has, you know, a transformation engine. It would be more of what I'd consider a high-speed integration approach. Their business logic is more developed in their rules and routings. CrossWorlds is a higher level business integration approach that -- that has a more significant value from a business process perspective, and then extending that out across the fire walls to a community of trading partners, suppliers or distributors.

So one of the things that, you know, we'll be working on, for example, is the ability to take and leverage our adapters natively, on top of MQSI , which provides some value to customers who already have that technology. So -- so don't think there's sun setting products going on here.

KLASELL: OK, great. And, again, not only congratulations on the transaction, but congratulations on a quarter where you guys executed very nicely on the operating side, too, as well. So congratulations all around.

AMOROSO: Thank you.

OPERATOR: Thank you.

Our next question is from Eshok Ahuja of ICOR.

ESHOK AHUJA, ICOR: Hi, Fred. Congratulations. Great job on the quarter; great job on the merger.

AMOROSO: Thank you, Eshok.

AHUJA: Now most of my questions have been asked, so let me just ask the few remaining.

The first was, with the fact that, you know, IBM, as you said, is buying essentially the company and all parts of it versus just, you know, doing a technology transaction, why was this a cash deal versus a stock deal?

AMOROSO: Well, you'd actually have to ask IBM that.

AHUJA: OK.

AMOROSO: That was a decision they made.

AHUJA: OK. Secondly, I guess -- could you -- on an operational basis, could you tell us if there was anything different in the quarter from a competition point of view?

AMOROSO: Well, the competition -- you know, this quarter was a unique quarter in -- in every dimension. I mean, September 11th, while, you know, I don't think there's been an earnings call where it hasn't come up -- obviously did have an effect on us, and that's why partially the reason why deferred revenue was -- was a problem. We just had a lot of just stalls and delays. Q4 is actually looking very, very strong right now.

Outside of that domain, though -- I mean, it is highly competitive. I actually think also, though, Eshok, that this -- this discussion of what I was telling you about in terms of the trends in technology and marketplace, the customers are now looking at EAI differently. I think they have a different standard when they're going through an evaluation. And there's many that, you know, are wondering, you know, certainly about viability. I mean, look, more customers bought CrossWorlds products before we were public in a -- you know, in what I would consider, we were more financially repositioned than we are now. But the notion of viability is a very, very topical activity.

So, the whole marketplace is -- is doing, you know, different things. Because the viability issue that exists in some of the companies that don't have a lot of cash, it's forcing them to, you know, try and drive a tremendous amount of revenue. Therefore, there's a lot of discounting. Those companies who are profitable -- I'm sorry -- who do have cash, however, also have, you know, substantially increased losses. And so there's some questions as to, you know, how long can those losses continue to develop? And how much capacity, as those companies are now downsizing to -- in order to hit the numbers that the -- you know, that are expected for them, will they be able to continue to invest in that technology and to do some of the things that I think is now going to be a natural for IBM and CrossWorlds to do together.

So I think it's going to be a very, very interesting space to watch. I think it's going to be a very difficult space, though, too.

AHUJA: I assume, then, over the next few months it's going to be a lot easier for you to close the larger deals given the fact that viability doesn't remain a question anymore. But are there many other things that you can do differently before -- before the merger, or does -- or does -- is it difficult for you to operate very differently before the merger because of Hart Scott Rodino, et cetera?

AMOROSO: Well, the regulatory environment forces us to operate independently. There's no co-management of the company or anything like that. We will operate CrossWorlds as an independent public company as we're going through the approvals process. So there should be no mistake about that.

On the other hand, we have had a partnership with IBM for many years. We have actually co-sold them on -- on different occasions, where they have brought us into some of their customers and linked with other technologies. I expect that to continue. Obviously, you're exactly right, the -- the viability issue, it goes completely away. And -- and this transaction just absolutely wipes away a whole series of obstacles that, very frankly, we had in terms of a customer view of us.

Now those obstacles turn away from us and we have wind behind our backs and momentum. And those obstacles now appear on different radars than ours.

AHUJA: Well, congratulations. Again, I would hate to be, you know, BEA or Tibco or one of the direct competitors in the near future.

AMOROSO: Thanks.

AHUJA: All the best.

AMOROSO: Thank you very much, Eshok.

OPERATOR: Thank you.

Once again, if you have a question at this time, please press the one key on your touch-tone telephone.

Our next question is from Van Brady, of Presidio Management.

VAN BRADY, PRESIDIO MANAGEMENT: I had a couple questions, Fred.

AMOROSO: How are you doing, Van? How are you?

BRADY: Good.

Well, actually, I have several questions. The first was a personal one that I think has been answered. I know that you're hoping to achieve I guess exactly what you did achieve: sell the company and bring the management team and the company along. I was very -- with the new owner -- I was very happy to see you were able to do that. So congratulations on that score, and I hope it works out very well for you, personally.

AMOROSO: Thank you.

I'll tell you, Van, just as a sideline to that, we had a worldwide teleconference and company meeting here in Burlingame , and the feedback that we've gotten from our team has been very enthusiastic. Everybody in CrossWorlds just looks at this as -- as an absolute justification for everything they've done. You have the largest technology in the world looking at what CrossWorlds has done and said, "Yeah, I want that to be part of what I believe my core offering is." That's quite a statement for the team.

BRADY: Well, that's great, Fred. I'm very happy to hear that. I had a couple of questions on the space. Kind of bearing on a couple of ones that have been asked before. You obviously know what kind of technology the bigger systems players have and what they're developing and what they need to buy. We hear more about BEA's efforts in those areas and other places. But the question, really is -- and I know you wouldn't ask -- you wouldn't answer this in terms of an individual company. But knowing what you do and knowing that there are four highly visible independents still out there, and probably only maybe one or two -- at most -- acquiring upserver companies that would take a crack at them, how do you see the consolidation going forward? Do you see everybody being bought, or do you see maybe one or two others being bought and the other guys are just really kind of left out in the cold -- a struggle? Or how do you see this thing evolving from this?

AMOROSO: Well, I don't know, Van. You know, a lot of things -- I mean, an acquisition takes two things: it takes an interested buyer and it takes a willing seller. And this is part of a strategy that different companies have to put together for themselves to -- to view what they believe their strategy, their future, their market, et cetera, is. And I wouldn't presuppose that I know the competition well enough to view that.

I do believe IBM has a significant lead on the marketplace. I think that some of their competitors -- the major software providers -- are now quite a bit behind, and I don't know what their strategies would be in terms of how they decide to get through a build or buy, whether the technologies can be easily integrated into what those companies' existing offerings are or not. I mean, I just -- I just don't know, Van.

BRADY: Yeah. OK.

AMOROSO: Individual ...

BRADY: OK. The other question was -- in the Cebion conference call, a question was asked them -- what percentage of their sales were in -- was BPM a factor? And they said, "Every sale was -- included a BPM component." Do you have any overall comments on that?

AMOROSO: Yeah, they're actually right. So the notion of business process management isn't that it's an adjunct to what we do, Van. The notion is that you do have application adapters and connectors to the different applications or legacy systems. We have messaging that provides the -- you know, the throughput.

We have a server that manages all of the communications information transactions; we have tools that do transformation. But the intelligence in every single one of our implementations about what happens when information is entered into a system and the business processes evoked, and where does it have to go? All of the logic associated with that resides in the business process components of the CrossWorlds solution.

So like Cebion, you're right, every single implementation is a business process management implementation.

BRADY: OK. Well I guess your -- your overall comments regarding the bigger players developing and buying -- either developing internally or going outside for the technology they need and being very -- you know, very strongly moving into this space -- would lead us to believe that unless some of the smaller companies I mentioned are bought out that they really don't have a highly visible future. Is that -- is that a reasonable comment, do you think?

AMOROSO: Van, I -- that's a hard one for me to answer. I mean, I do have my own personal view, but I -- I'd rather, you know, you take your investment views on that. It's a ...

BRADY: OK. Enough said. Thanks, Fred.

AMOROSO: Thank you, sir.

BRADY: And good luck.

AMOROSO: Thanks, Van.

OPERATOR: Thank you. I show no further questions at this time. I would like to turn the call back to you, Mr. Amoroso.

AMOROSO: Thanks. Well, look, very likely, this is our last earnings call. And it's been a fun environment; I'm very proud of the team. I think we've -- we've done a lot. So I thank everybody for your success, for your support. I think it's going to be a very interesting space as we go forward. And I just ask you to stay close. I think it's going to be an awfully fun time. Thank you all.

OPERATOR: Ladies and gentlemen, this concludes today's conference call. Thank you for your participation. You may disconnect at this time. Have a good day.


END

       On Tuesday, October 30, 2001, CrossWorlds Software, Inc. held an employee conference call to discuss the proposed merger between CrossWorlds and International Business Machines Corporation. CrossWorlds intends to make the conference available internally to its employees on an ongoing basis. The following is a transcript of the conference call:

"OPERATOR: Welcome to the CrossWorlds Software Company meeting. If throughout the presentation, you do experience audio difficulties, please press star, zero, and an operator will assist you. Your host, Fred Amoroso, will be with you momentarily.

FRED AMOROSO, PRESIDENT AND CEO, CROSSWORLDS SOFTWARE, INC.: OK, I'm here.

OPERATOR: Sir, you may begin.

AMOROSO: Do we have everybody on the call? Everybody's in mute, I guess, right? So, we're going to do worldwide teleconference here in Burlingame. We have the broader Burlingame location employees, and this is actually a multi-media event. So, Victoria (ph), why don't you start?

Outstanding. You know, the last time I was choked up in front of you was when I read about our S-1 statement. This is unbelievable.

For those of you that are on the teleconference, you probably, if you were here at the kickoff meeting we had earlier this year, you probably got the theme of the kickoff meeting, which was CrossWorlds 2001 Odyssey. And we kind of did a little bit of play on that, and we went through the 2001 song. And at the crescendo, we transitioned from "CrossWorlds, Integration is more than just connections" to the IBM logo on top of "CrossWorlds, Integration is more than just connection."

Look, this is an outstanding day for the company in every respect. We announced this morning that we have reached an agreement with IBM, where IBM will acquire CrossWorlds, and it's just an unbelievable process that we've went through, and it's an unbelievable opportunity for the company. It is, in fact, a defining moment.

When we looked at the business, and we looked at what IBM was viewing in their vision, and as many of you know, we've been working with IBM for the last four years. Sometimes we compete with IBM and many times with partner with IBM. And our technologies overlapped -- I shouldn't say "overlapped," they related -- they were integrated. We run on MQ Series. We take advantage of a lot of the capability that exists within the IBM portfolio. We have connector to WorkFlow
(ph); we have connectors to WebSphere, and much of the capability that we have is actually further enriched with the capability that IBM offers.

But you ask yourself "why?" Why do we do this? Why are we here? And it's important for you, I think, to go back and understand, from my own perspective, what this is all about.

When I first came to CrossWorlds about two years ago, we made a very different distinction between us and how the other EAI players existed. We were not a point-to-point solution. We didn't view ourselves as just a project-oriented and isolated capability. We didn't view our technology as something that would just be installed in terms of somebody has SAP, and we'll put it in Siebel, and then we'll go on to the next one. We didn't create a culture in the company that said, "Yes, let's just go do a dot com. Let's just go get as many customers as we can, and then, you know, after 18 months, whoever has the most customers, the game is over." That's not what we were about.

We viewed our capability from the very essence in the beginning of this company, on the basis of providing business value. We focused our whole attention on the notion that business process integration would create a whole new capability, and define a whole new standard that would provide a business solution, a business value, in efficiency and effectiveness to our customers' operations, that would transcend any of the other competitors in this space. In fact, we pioneered this space, and others followed our lead.

Now, when I came to CrossWorlds, one of the things you remember is we said, "Yes, app-to-app integration, we can do that. A lot of people can do that. We had great adapters. We had great connectors." As e-business came along, it was inflection point, because as e-business developed, now we created an opportunity and a requirement that things had to be integrated real-time. You couldn't deal with things overnight any more. You had to have an event-driven approach towards integration and the value of integration.

The core component of what we did wasn't in just a technology linkage. It was, in fact, being able to link together the business processes of organizations and enterprises. And from that, we said, we are an enterprise solution. We said, "We are a platform." We developed the whole notion of a business integration management system, that as our customers continued to deploy us, they would continue to get benefit.

And, in fact, that created the entire culture of the company. We said that we were not just going to go out and sell a bunch of new customers and forget about our existing customers. We said we were going to have a strong customer value proposition. We said we would have a strong focus on services, to make sure that our customers achieved the value of the technology investment that they were making with us, and that we were confident that as we succeeded within each customer environment, they would continue to extend the value of our software; they would continue to make new purchases and implementations, as they moved us from projects to enterprise architecture. That, in fact, happened.

And, two other things have been developing. There are two other trends that caused me to look at this as the absolutely right next step for this company. And, the first trend is technically. When we look at J2EE; when you look at what was happening within a technology component, the standards that were developing, it was very clear in my mind that as things developed, the notion that the app server and the integration server were going to converge; that we were defining a new space. Early on, it was clear in my mind, EAI was not a long-term isolated component as a standalone entity. EAI was going to be part of the enterprise middleware capability that companies were going to look for.

There was a second trend that developed. It was a marketplace trend. On one side you had technology; and from a marketplace perspective, look at what we do. Look at how customers are looking at us. Look at the technical architecture that Siemens is deploying, where they look at CrossWorlds as a multi-tiered hub throughout the integration and information management and business process management of their entire worldwide organization -- 120 different divisions across 18 different groups across four major geographies. Enormous. We are sitting behind the scenes of every single transaction that Siemens will ultimately execute throughout their organization.

That marketplace was creating the headlights, the lot -- the spotlights on our business that every one of the major infrastructure providers would want to be in. And that's where we are. As we looked at that, and we said, "OK, what is our capability? What is the value?" -- it became very apparent to me.

And, in August of 2000, as we developed the CrossWorlds strategy, as I worked with many people in the product team, in the services and sales teams to get insight in terms of how were being deployed and how we were being used, and what we thought were the trends in the marketplace, I felt, from that point, the right thing for this company to do was to leverage our assets with those companies that wanted to be in the capable area that what we had. And we embarked on that journey. And that's why we're here.

We looked for a company that shared the vision that we had. We looked for a company that shared the culture that we had. We looked for the company that shared the same respect for people and individuals. We looked for a company that ultimately could fulfill the goals, the aspiration, the hard work, the passion, the religion that all of you have so hard, so earnestly, compassionately worked for at CrossWorlds.

This is a fundamental fulfillment of everything that we have been trying to do. We talk about competition. We like to beat the crap out of the competition. We revel in their agony. We can say that. We're still (INAUDIBLE). Later on, we'll tone down the competition. But we have an opportunity to fundamentally take everything that we have created. The reason why we're here -- the largest -- think of it -- the largest, most sophisticated technology company in the world has gone through enormous due diligence -- and if you doubt that, talk to anybody that was involved -- to identify the value of what we have in our products, the value of what we have in our company, the value of what we have in our culture, the value of what we have in our services, in ourselves, in our pre-sales team, the value of each of you -- That's why we're here.

It's an enormous opportunity, one that you should feel absolutely proud of, in terms of what this is. Now, how is this going to work? Some companies buy technology. "Thank you very much; I'll take the product. You can go home." Not this -- IBM is buying the company. The value that they've placed on this, is certainly the product. That's what we're all about; we're a software company. But it's also all of you.

At the close, which would roughly take about 60 days, so let me give you a little sense of timing, we now have announced it. We have reached agreement. We have signed it, 1:47 a.m. this morning, which if any of you read the e-mail, that's when I actually pushed the button.

That -- at this point in time, now, there is a process. We have to go through what's called "Hart-Scott-Rodino" approvals, which is -- if you believe it, be proud, right? The Justice Department has to make sure this doesn't create a -- an anti-trust issue for IBM.

We also have to issue a proxy statement, which means that we go out to our shareholders and we describe the acquisition. We describe the benefits and all of the value propositions, and then, that has to go through SEC approvals, and then, after that, we actually have a shareholder vote, and then at the shareholder vote, they decide that, yes, this is a good thing to do, and the deal would then close.

We believe that that would happen somewhere over the next 60 days, probably the early part of 2002, in terms of what the timing, OK. So that's what's ahead of us.

I'm going to make some more comments at the end. I do want to take a moment; we're going to have some questions and answers, but I would like to introduce to you, perhaps the reason why we are here, and one of the most important people that really took the passion to this opportunity inside of the IBM Company, and actually would be responsible for our family, as we go forward. I'd like to introduce Ambuj Goyal, who will be general manager -- is the general manager, IBM Software Solutions and Strategy, to talk about his perspective of what we're here, and what they hope to accomplish. Ambuj.

AMBUJ GOYAL, GENERAL MANAGER, SOLUTIONS AND STRATEGY, IBM SOFTWARE GROUP: Thank you, Fred. It's really a pleasure to be here. First of all, I didn't expect the greeting that you gave me. It's absolutely amazing. Thanks very much. I also got an amazing, amazing feeling, because all mergers or acquisitions, that's not the kind of feeling, sometimes. Thank you very much.

And, first of all, let me just say that we at IBM have developed the deepest respect for the people and the technology at CrossWorlds. And, yes, we took you through a lot of due diligence. And as we did that, the culture that you have built up, the customer-centric culture, not a sell-and-run model. Sell and support, make sure that the customer is satisfied. The passion for the products that you have, the technology that you have, the innovation that you do, we developed the deepest respect for that.

That's why we are not, as Fred said, talked about just getting assets here, but we are talking about getting the people, the technology, and the passion, and the culture to be part of IBM. Because, we have a lot in common. We are, as Fred said, we are the largest technology company. We produce a huge number of patents. We are not like Dell. We are not a distribution company. We develop our technology on our own. We have a customer support culture. We don't sell and run. We love the products we create -- something very, very apparent to what you have, in terms of the culture of that.

So this is going to be a not only a product issue, but it's a common culture of getting together to solve the problems for the customers, that we see customers facing.

As Fred said, four years ago you had a vision about not only EAI, enterprise application integration, but industry by industry, understanding what customers were trying to do, and create the technology, the assets, the business office integration capability, the tools, adapters, the templates, that have created the momentum around what you have done. We expect that vision is starting to be realized.

In IBM, you have focus on middleware as well. WebSphere is one of the brands that has taken traction in the marketplace. The J2EE application server, we have tremendous messaging environment, that we have around MQ Series. And the hole, the plug that we wanted to do, is we wanted to see that as the world -- as your vision was being realized in business office integration space, that we leverage the WebSphere brand, the MQ series capabilities, the business office integration software that you have developed, and the customer reach that IBM has, and the channels, as well as the brand image to create the overall environment to solve the end-to-end problem of the customers.

Today, actually, is a very seminal statement, CrossWorlds and IBM are making for that industry. It's not just two companies getting together; it's actually an industry-changing world. Today, when customers make a decision on an application server, and as separately on an integration server, those are two separate things, actually, two separate decisions they end up with.

Today, we are saying that customers, you don't need to struggle with that. We will figure out, from a technology perspective, using the standards like the J2EE, XML, and other integration standards, a common server involved (ph), so that it's no longer an EAI vendor and an apps server vendor that is coming to you; it's an overall enterprise server vendor coming to you to solve your end-to-end problems.

We have seen that in our joint customers, it was mentioned -- NorTel. We see that at other customers, like Caterpillar, Whirlpool, where two different problems are being solved. Now we can solve it together. We can take out the cost of labor-intensive integration among technologies that our customers do, by providing an end-to-end solution.

So we have common cultures; we have common visions where we are going. We have common customers, and we have been working on this together for four years. MQ Series is OEMed by you. You have connectors to MQ Whirlpool and QSI. And WebSphere application server is being integrated as well. So, it couldn't be better, where we are in this industry-changing world.

And there is nobody else -- let me just say that differently, the way Fred said. There is nobody else who can delight the customer the way we can, together. Not the second-tier players like Oracle and Microsoft. Not the third-tier players like Sun, BEA. Or the fourth-tier players like webMethods, (INAUDIBLE).

Let me say a few words about IBM Software Group. IBM is a large company. Yes, it is.

AMOROSO: We dropped a line? We found out? Are you OK? Sorry. Operator, are we
OK?

OPERATOR: Yes, you may proceed.

GOYAL: OK, thank you. IBM is a $90 billion company, about 350,000 employees. Software Group is a 12 billion, approximately 13 billion, depending upon whether you round it down or round it up. A company, growing double-digits. When we say "double-digits," each year we create new revenue stream of a billion dollars or more. It's a significant business.

But, when we go to market, we think each customer individually. We think about each customer, to see what kind of problem that they have, and bring to bear capabilities -- capabilities like transaction processing. We have capabilities like collaborative processing, capabilities like systems management, information management, messaging, to the environment that customers have, and in that portfolio of capability, the kind of things that we see, where the market moving to, is that the capability that we wanted to address, that we have now been able to jointly come up with, is the business process integration.

If you take a look at the prediction that IDCs and the analysts are doing, by 2005, 90 percent of our large customers will have business integration as part of their business process. And, 50 percent of that integration will be driven by business process, understanding the higher level concept as a business process server, rather than at the lower level of messaging or (INAUDIBLE).

This is where the world is going, and this is the time for us to embark on that market, which is predicted to be about a four billion dollar market, four to five billion dollar market, from a software perspective, in that domain.

So, this is what we are trying to address jointly. We will build the capabilities here. We will work with you to create an environment so that we create the capability in business office integration area, make it part of our WebSphere brand, and address the needs of the customer, as we go to (INAUDIBLE).

As we evolve, we will bring our sales force, that 8,500 people in our sales force, a huge number of sales force provides the leads. Four thousand people are in WebSphere sales force, who will give us the reason to create more environments and get more leads. We will leverage the WebSphere brand, the customer presence, IBM Global Services, the GSIs, the ISVs. The least that we have, we have over a hundred alliances with companies like Siebel, SAP and PeopleSoft. We'd like to embed the capability that we got, as part of that, the integration capabilities, the DSIs.

Although IBM has IBM Global Services, we produce larger influence revenue through GSIs than we produce via IBM Global Services, the Software Group, because IBM Global Services, even though it's $35 billion business, it's only 12 to 15 percent market share. The 80 to 85 percent of the business goes to other DSIs.

Though we will leverage the reach, our objective is not to overwhelm you, because a large company, working with smaller company, a smaller organization, there's a chance to overwhelm the people and the capability of a smaller company.

Our objective, as I said, is not to just get the assets, but the people, focus on people, passion, and technology in that culture. As part of that, as this acquisition is complete, hopefully in 60 days, we will focus on increasing the sales force around CrossWorlds' products by at least a factor three, if not more -- sales, pre-sales. We will increase the number of GSI and ISV alliances by at least at least a factor of three to five.

We will create the Burlingame Labs as the lab which specializes in business process integration. This is where the resources and skills would be in the business process integration. This is where we will add further to the capability of the development and the sales and the pre-sales services organization as well.

In fact, it's my belief that many of the brilliant ideas that our engineering teams have are not coming to fore, because of the investment needed.

We will form an advanced prototyping time right here in Burlingame, whose job would be to take advantage of the opportunity that has been created, because now we can integrate an integration server and an application server, and take it to the next step, to deliver on the value of the opportunity of four billion dollars of revenue that is sitting there for years, three or four years from now, to create -- to capture that fear of creativity as part of it, part of an advance prototype environment.

We will invest in you. We will invest in ourselves, together. And this is how we will proceed. Now, as Fred said, it will take about 60 days to close. Until then, we are two independent companies. CrossWorlds is independent of IBM, and we need to work as independent companies. However, I would -- just like over the last four years we have worked together on technologies, on customers, on engagements, there is no reason for us not to continue to do that more and more, as any two independent companies would do, because there are benefits, there's a win-win situation for both.

And, as the closing of this deal takes place, in 60 days, that's when the investment and development and the sales and the marketing and the (INAUDIBLE) will take place, around the product portfolio that you have.

Then we will try to do some branding around WebSphere as well. We will continue to support the products that you have. One of the things we need to do around the products to make sure that we reach the markets in AP, that we need to do the double bi-character enablements. We've got IBM channels enabled. We need to get AI and DB II enablement done . To make sure that we sell more and more in the telecom industry which is based on the key sources available that we are not -- no longer focusing on as much. We will focus on investment and going after the telecom industry. And make sure that (INAUDIBLE).

So there's a lot ahead of us, but there is a 60 day transition that ahead of us also. We need to manage that. We will have a few things available to you. One is that we will have a human resources partner on site to answer your questions. So (INAUDIBLE). He will be on site from IBM. Ask him any questions. He will be physically here. And if he can't answer, he will get to us (INAUDIBLE).

AMOROSO: But he's also supporting worldwide, right? Not just Burlingame.

GOYAL: He is supporting worldwide that's correct. Thank you. We have Rob Lamb who's the transition exec. He tries to make sure that we can communicate to each other. Our services organization to merge, our sales organizations merge, our development organizations are coming together. And even things like e-mail works across, and the Web sites work across. And people get on to the IBM mailing systems, and the people get on to the IBM HR systems. Many things, everything that goes on, that little things that fail us, Rob will continue to focus on that.

He will assign through the HR teams buddies for you. So there will a person for each and everyone to call in IBM so that you can talk to them. So they will handle the transition.

In addition, we have created a Web site, for you to find out, for IBM to introduce itself to you. I believe the URL is in the mail that we sent. There's a Web site has been created for that. And as -- in addition to that there is an e-mail address. And is it in the letter as well?

AMOROSO: We ought to set up and ask Ambuj.

GOYAL: Fred has great stories to tell about our friend.

E-mail address is view -- projectview@us.ibm.com. Whatever the name -- there is a name you can send (INAUDIBLE). We have other team members from my division, head of the marketing team, Bob Sweeney.

There are nice ways to put things and there are not so nice ways to put things. Park is the one who pointed that we have a big hole in business office integration. We must do something. So he has been working on this problem for about three to six months. And was a critical member of doing the due diligence and understanding the market, and why we want to make sure that the game changes in the industries and we address the market jointly (INAUDIBLE).

We have Murray Reese who's the head of development.

With that actually I want to stop here. I just want to say to you that this is a tremendous opportunity for the two companies. For us to address the market in a way that changes the industry. We have here a reception this evening. We would like to spend some time talking to you after the meeting and at the reception. Just (INAUDIBLE) talking about IBM and whatever questions you may have. I believe that a reception has been announced -- five to seven today. And we will see you there.

AMOROSO: We're going to do it at the end. I guess that's enough. Thanks Ambuj.

GOYAL: Thank you.

AMOROSO: I guess I was supposed to say this earlier, if you have trouble with your audio it's star, zero. And if anybody wants to ask questions over the phone system press 14 -- one, four, and the operator will come on, and you could as your questions, and we'll respond to it here. If there's anybody in the audience here that would like to ask a question, I would ask if you could go to the microphone so that when you speak on the microphone or Victoria will carry it around and give it you. Then the people on the phones will be able to hear your question as well? Are there any questions? Yes. I'll respond.

What happens to the employee options? OK. That's a good point. Let me tell you generally what's been negotiated and what we're doing. Upon closing, all of the members of CrossWorlds will become members of the IBM company. They will assume all compensation and benefits. As a matter of fact, over transition, you will transition to the IBM benefit. I will tell you that CrossWorlds is matching 401
(k) for those (INAUDIBLE) pension program and other things. They will assume all of your options. That's in the money and out of the money.

There is a formula that converts based upon the price of the transaction and the IBM prices, the data closing, what the actual conversions are.

OK? Other questions? Anybody on the phone system? (INAUDIBLE).

DICK (ph): Two companies merging together -- different software system. How are you going to integrate these?

AMOROSO: Actually, Dick, we ought to put a sales rep on IBM right now.

GOYAL: It's not about connections only.

AMOROSO: Let me tell you there are systems in IBM. IBM developed when they did the re-engineering. They actually had 11 different major re-engineering efforts that were to turn IBM into a process driven company. Some of that work is obviously all ready done, but there's still a lot to do. It would be very interesting in terms of you know driving and eating your own cookie. We've actually suffered with that ourselves. We've always talked about you know using CrossWorlds to integrate our own components. (INAUDIBLE).

Other questions?

GOYAL: And let me now just say (INAUDIBLE) ask Murray the question please. Murray would be around. He has been doing -- hinting about integration for a period of time. We have done that over last (INAUDIBLE). (INAUDIBLE) at CrossWorlds has moved towards supporting a J2EE standards, (INAUDIBLE). Connection to NQS, and to Workflow. Understanding what we need to get done (INAUDIBLE). Understanding what we need to get done in terms of the protocols for communications externally. There are standard -- some old standard ways (INAUDIBLE). (INAUDIBLE) integration of (INAUDIBLE).

Our objective in IBM has been, well other people have a J2EE server too. But objective in IBM has been make sure that you are on standard, and then apply what we have learned over 30 years, in terms of reliable, scalable transaction processing. Messaging through these standard based environments. But no one can (INAUDIBLE) to delivering the end-to-end value proposition that our software can provide. If it's just standard based, but be focused on those quote unquote (INAUDIBLE) that our customers (INAUDIBLE) depend on (INAUDIBLE).

Integration will be easier the more you (INAUDIBLE).

UNIDENTIFIED COMPANY REPRESENTATIVE: My question, and you may have all ready answered this. I walked in late, I apologize. But what's going to happen to the CrossWorlds ...

AMOROSO: Have you been reading the e-mail?

UNIDENTIFIED COMPANY REPRESENTATIVE: I've been reading all of my e-mails, Fred. I read them all this morning that's why I was late.

AMOROSO: You just hit a button all unread, read.

UNIDENTIFIED COMPANY REPRESENTATIVE: Delete. Delete. Delete. What's going to happen to the CrossWorlds' brand? Are we getting rolled up into IBM? Or will that still exist?

AMOROSO: Well let me tell you, the IBM brand is probably a more well-known brand. The -- one of the things that they really liked is CrossWorlds. They loved the CrossWorlds brand. And initially CrossWorlds will continue. The brand is not going to immediately go away. My expectation is over a period of time as WebSphere became the overall umbrella, then you know CrossWorlds will be a component -- product component. I don't know what will happen long-term (INAUDIBLE).

GOYAL: On day one we will be talking about, after closing, as part of the (INAUDIBLE). There will be CrossWorlds staff there a part of the family. And then people like Park and Greg will test it and see how rapidly we can say who in the WebSphere brand, and CrossWorlds has the technology that -- we love the word CrossWorlds because it's an extra line of business across the world of (INAUDIBLE). So we want to use, but exactly how -- I'm not an expert in branding. (INAUDIBLE) want to comment on it.

AMOROSO: Hold on (INAUDIBLE). Greg and I are going to be working over the next 30 days or so to build both a proposed approach for how we handle the CrossWorlds brand and (INAUDIBLE) to do the testing. (INAUDIBLE) in the market place, as to the rate and pace, make any changes that will be required. But starting this morning with the first press release which went on the wire at 8:00 a.m., we started immediately to position the CrossWorlds as a set of product as being a critical element of the WebSphere platform. The platform that delivers instead of integration capabilities, a set of application development capabilities, (INAUDIBLE) have portal and user experience capabilities.

And that connection between what is known about the CrossWorlds product today, what has evolved over the last three-and-a-half years around the WebSphere brand as being the industry's leading platform for infrastructure for building and e-business. And then that leverage is the IBM brand, in terms of awareness. So we've got to be very careful as to how we execute. But there are some very strong assets that we can leverage.

(INAUDIBLE) I knew you'd have a question. I knew it. Except you have to wait, DJ had one first.

D.J.: You mentioned investment, and I was wondering what your projected growth was in the Burlingame research class (INAUDIBLE).

GOYAL: As I gave a hint on that you know what kind of things that we need to get done. The kinds of things that we need to get done are -- they're not looking for the sales to enable the sales force this year. We are not looking for huge changes to the product itself. Because the product is great. But the market enablement is great. There are certain things that CrossWorlds' competitor were getting away with that CrossWorlds is not reliable, doesn't have the reach. Customers love this. But we're not able to do that. So our view I that lots more enablement of CrossWorlds in markets like Nordic countries, AP. Making sure (INAUDIBLE) technology is integrated with WebSphere brand in some way to (INAUDIBLE) QSI or WebSphere application server. Certain things that we will do to enable it.

On part of that, and it would be the (INAUDIBLE) and the team has to do, we figured out to win in the marketplace what are the grand prototyping technologies that we are actually (INAUDIBLE). And what are the kinds of things that we need to do to make our (INAUDIBLE) better. Or management of the deployed solutions better, ease of deployment better -- whatever it is that we need to make it better there would be a plan for that (INAUDIBLE). Our initial assumption was, yes, there will be an investment. I don't know exactly how much.

AMOROSO: From a product roadmap you know get Ferrari two out number one's not very important. The second thing is Lamborghini or whatever we wind up calling it. You know the road map of what's in Lamborghini whether it's dynamic load balancing or the other components. We'll work on that now, recognizing that there's broad assets and things that we want to accomplish, probably in a more quicker pace (INAUDIBLE).

(INAUDIBLE) if I can before you ask your question, I've been remiss. There are three questions on the phone. Why don't we take those three and then I can come back to you. Yes, first question from the phone.

OPERATOR: Our first audio question from the phone line is coming from Frank
Kraus.

AMOROSO: He Frank, how are you? How's Norwich?

FRANK KRAUS: Getting there. A bit hectic at the moment. I had a question in -- trying to understand where does our current corporate structure fit -- or how will it fit into the IBM corporate structure? Or how will we be adopted into the IBM corporate structure. He went -- who does Fred report to?

AMOROSO: All right, so the company as it will be acquired is actually the mechanics. The legal entity becomes a subsidiary of the IBM company. Over a period of time, the individuals get transitioned into the IBM company where we become part of whether you're in sales, or pre-sales, or services, whatever. And the organization all reports to Ambuj. I will support Ambuj as we go forward. I will tell you right now, since you bring up the question, I will not have a formal position in the organization. There is only one CEO inside of IBM. I know that spot is all ready taken. So I'll be working in support of Ambuj as a member of the subsidiary. But to make sure that all of the expectation, the division of this is in fact materialized at least oh, six months, (INAUDIBLE) probably there after.

OK, Frank?

KRAUS: OK. Thank you.

AMOROSO: Thank you. Next question from the phone.

OPERATOR: Thank you. Our next question is coming from Bob Hartley.

AMOROSO: Hello Bob, how are you?

BOB HARTLEY: I'm doing all right, Fred. Thanks. I took some time to peruse the transition Web site. And one of the things I noticed was a lack of European specific information. I'm wondering ...

AMOROSO: Is that our Web site that you're looking at

HARTLEY: That's the IBM transition Web site.

AMOROSO: George or whoever, Eric?

HARTLEY: Summaries of benefits and that sort of thing are there for U.S. based employees. But the only thing I could find specific to Europe was a contact. And I'm just wondering ...

AMOROSO: Let me suggest just where we are. The Web site was put in as a broad based, mostly information-based perspective, on you know IBM, benefits and a lot of other things. We obviously have people that live and exist in many different countries around the world.

A lot of the characteristics of coming into IBM is going to be affected through the local laws, the local benefits, the local programs that exist. Of course, many of those are mandated by the countries and the laws of the countries. So while the basic Web site, the extranet Web site is a very high level, each you will engage through George and his contacts in each of the geographies and countries the appropriate human resources people relative to benefits.

Relative to corporate activities overall and the integration of corporate approaches, Rob Lamb who was mentioned earlier, is going to be the immigration leader for IBM across the corporate organization, Bob.

HARTLEY: OK. Thanks.

OPERATOR: Thank you. Our next phone question is coming from Brian Bogart.

AMOROSO: Oh, hold on Smo. One of the things that was just mentioned is that there will be a specific e-mail. (INAUDIBLE).

BRIAN BOGART: Actually, I was interested in what your anticipated reaction is going to be by some of the partners, specifically let's say PwC?

AMOROSO: PwC, I all ready got an e-mail from them, and I actually did have a conversations with somebody, Mike Collins (ph). And they have the greatest congratulations from the perspective of what it means to us as a company, to the technology and the industry. PwC is a unique aspect because they happen to audit IBM and there are certain independence issues. We'll probably frame our relationship so that the independence doesn't get in the way of their audit relationship. And we can expect to get into some of those conversations. But the real value proposition of what we're trying to do is absolutely kick the butts out of BEA. And have maybe WebSphere, not WebLogic in their multi channel. So that's my sales objective.

The other SIs, that's a good question. The other SIs, obviously IBM global services presents a little interesting perspective here. It happens to be the largest services organization in the world. But the other SIs stands to take a tremendous amount of value. As a matter of fact, in the industry analyst calls and the media calls that we did just before this meeting started, I spent a fair amount of time, talking about the value for the SIs.

The basic premise here is that the systems integrators, the ISVs et cetera. They now have a complete solution. So the systems integrators don't have to work on integrating the app server, the integration server and the component. All right, now that comes in a complete end-to-end functional capability that they can go spend time with their customers.

From the apps providers, I've been saying this for a while. I think we are absolutely at the core of the change in the infrastructure of applications, where just like the worlds before, an application provider would never develop a BBMS in order to have its information run on top of. They would by BBMS and install it as part of its (INAUDIBLE) infrastructure.

Well now, what they have been doing up to this point is going and looking at integration server, as well as the collabs and connectors as things that they felt they needed to develop in order to provide their answer to integration. Well now what that means is integration will become part of the middleware. The integration server will become part of the middleware, and IBM will offer. And what they need to do then is just take use of the adapters and the collaborations, the business processes to link their own functional components together. And then along with their functional components out to the other applications and entities out there. So I'd like to ask Ambuj you have some market data about other SIs and how much work we do with them.

GOYAL: Yes, as we said this morning in the analyst call that we today IBM Software Group does all total (INAUDIBLE) revenue other DSIs than IBM Global Services. IBM Global Services has a certain market share. But DSIs, all other DSIs combined, have a larger market share than IBM Global Services. This is not about global services, or DSI selling products. Their job is to sell services. It's our job to make sure that there is a customer pull around our products. And then that happens, DSIs naturally gravitate towards our products. So today around WebSphere and QDBII tremendous amounts of services provided by PwC, Accenture and others. And we will continue to do that in the (INAUDIBLE).

UNIDENTIFIED COMPANY REPRESENTATIVE: So now that Big Blue has gobbled little red riding hood, what's going to happen to our e-mail software we use? Like are we going to be publishing to Lotus Notes? And especially for the developers' perspective are we going to be -- not allowed to use like (INAUDIBLE) to have -- we have to use like IBM development tools.

AMOROSO: Let me address some of that, OK. I'll protect your guys. Will you likely get into Lotus? Yes, I think you'd probably wind up getting into Lotus. Lotus has got actually a lot more features and outlook in terms of the discussion capability and others. I've used it. Now if anyone is going to tell you they were going back to (INAUDIBLE) or Office Vision then we'd have a revolt. That would have been a deal breaker for me. No, actually Lotus is pretty good, it's very good.

The other issue about the tools and the imbedded components of our product, look there are some natural issues that we're going to have there. We're obviously going to imbed competitive products into our software. So we've talked about some of these things as part of the deal itself. We've identified what those components are. Often, the team have -- are looking at alternatives for some of them, especially the BTA WebLogic driver. So, you know, that activity is going to go on.

GOYAL: (INAUDIBLE).

AMOROSO: OK. Other questions? Anybody on the phone?

OPERATOR: Yes, sir. We do have a question coming form John Segal.

AMOROSO: Hey, John. How are you doing?

JOHN SEGAL: I'm doing fine. I hope you are. Smo kind of beat me to the punch about the SIs but I'm kind of curious about our relationship with Cyclone Commerce and NEON Systems. How is this going to affect all that?

GOYAL: IBM has hundreds of strategic alliances and thousands of business (INAUDIBLE). So IBM itself has a partnership with NEON. We sell, I believe, the roof engine, and a confirmation engine (INAUDIBLE). So we think that partnerships exist, partnerships will continue to be there, not one exclusive to another. They are responsible for certain domains. They have been doing the whole style of integration like NEON has been doing that. The future is XML based. The future is Web services based. That's where the world is moving to. Our goal is to continue for those customers different style of integration that NEON provides and in the future with XML Web services. It will always continue -- or JPA for that matter. It will continue to do the integration.

And we have a relationship with Cyclone Commerce as well. In fact, IBM Global Services has a practice around Cyclone Commerce. And in many of the solutions (INAUDIBLE) Cyclone Commerce. IBM being so large and so many customers make (INAUDIBLE) choices that once people are standard based we accommodate, and we integrate other people's solutions. It's not for one exclusive of the other. It's a few people like we don't like Oracle database. We don't like BEA WebLogic server.

So there are a few things that you may have some conflict with. But we inter-operate with BEA WebLogic as well. Many of the WebSphere deployment, customer has made a choice of Oracle as the database. We work with standard interfaces with Oracle for the whole (INAUDIBLE). So as long as use standard base (INAUDIBLE).

AMOROSO: John, from a sales perspective, and from a product perspective, nothing changes. We got out -- you go out and you sell TPI and Cyclone's apart of it. You go out and sell NETSE. That's apart of it. and just don't change anything. Keep going and run hard.

We've got time for two more questions. Joey. Do we have the mike over here? I'm sorry. I was going to ask you to hold. All right go ahead. Hey Marcus.

MARCUS: Or relationship with SAP over the last five years has been quite a roller coaster from virtually being OEMs to be competitors. How do you see that relationship with SAP, and then with the other APS vendors going?

GOYAL: Yes, SAP is IBM's one of the largest partners in terms of delivering not only services, but software as well and hardware. The numbers are, the total amount of revenue that we rely on SAP is greater than our protocol (ph). So it's an opportunity for us to invest our integration middleware not only DBII WebSphere and the SAP, especially DBII, but integration middleware, especially business software integration as part of it.

SAP -- certain parts of SAP gets confusing. They get into a mine application business, and a mine middleware business. They did an acquisition of top tier for picking up portal provider. And then they figured out, that it's better for IBM to provide the portal, because they are OEMing top tier stuff to IBM as part of IBM's portal service. So I mean this is our position, you know when they get into our space, we compete and they are in that application space. They -- and they're leveraging our services and leveraging our hardware and middleware, we work with them. And we manage this relationship carefully. One person at a time.

AMOROSO: I'll tell you, Marcus, I think we've got a little bit more capability (INAUDIBLE) now than we did before.

GOYAL: Same with Siebel. Siebel will be a great partner for us as we are thinking about application networks, such as thinking about how to integrate. PeopleSoft, i2, the same way. You know i2 sometimes gets confused (ph). But we are working with them to work it through. Maria's relationship exec with i2. (INAUDIBLE) huge amount of (INAUDIBLE) working with i2.

AMOROSO: One of the things that's in my -- within my ambition is really to change the application view, the ISV view that had to have the integration piece as their proprietary piece. I think they need to look at that as middleware. And then let them take the collapse, collapsed foundation, go build their own business processes that enable them to link their own functions. And then outside of their functions to their external marketplace. That's where they'll get value. They'll get value at how sophisticated they are at putting the processes together not at how sophisticated they are at putting the infrastructure together. So that's the ambition and the challenge of the (INAUDIBLE).

OK. One more.

UNIDENTIFIED COMPANY REPRESENTATIVE: Is the certain development projects that are sort of under way right now which made complete sense when CrossWorlds was a separate entity that might not make as much sense when it's under the WebSphere umbrella. I'm curious, if someone is going to look at those immediately. And sort of make some strategic decisions, or whether that will wait, for the you know the 60 day closing?

AMOROSO: Like what?

UNIDENTIFIED COMPANY REPRESENTATIVE: Web services for example. Does it make sense to enable CrossWorlds ...

AMOROSO: There's a lot of value for everything that we're doing, and for IBM that's not going to change. The answer to your question though is right. I mean we ought to step back. We ought to look at what we're doing. To the extent that there's value and stuff IBM has all ready done that we could take advantage of then obviously we will, but we've got to take that look (INAUDIBLE).

UNIDENTIFIED COMPANY REPRESENTATIVE: So that look will happen immediately rather than ...

AMOROSO: We'll start that work (INAUDIBLE). All right. We should have maybe just one call from -- not the back, here. Who is that? Well actually do you want to ask a question? Well you can't. Are there any others on the phone?

OPERATOR: Yes, sir. We do have a question coming from John Mesburg.

AMOROSO: John last one from the phone how are you doing John?

JOHN MESBURG: Fine, it's actually from Uma.

UMA: Actually I'm Uma masquerading as John.

AMOROSO: Uma is asking for a party. It's her five year anniversary.

UMA: You just blew my thunder away. I'm no longer possibly the person that came with the building. I'm not the oldest employee anymore, am I?

AMOROSO: Uma, your party is tonight. We're having it here. There's going to be a lot of people.

UMA: Nice try, Fred. I'm still going to have to ask you for a party, because you sent me over to (INAUDIBLE) to do work, while you have a party on my name.

On a more serious note, I have a couple of questions. I had a question about whether this prototyping lab that Ambuj talked about is going to happen during the transition period? Or is it going to happen further down the line?

AMOROSO: Yes, Uma we have to keep the -- while there's a lot of opportunity to work together and partner, and to do some planning, the companies over the next 60 days until the transaction closes, we actually have a legal requirement, to be managed and operated independently. So we won't get to that level of integration until post-closing.

UMA: OK. And as far as the buddy system is concerned, is that something that's going to get you know is there like an e-mail or do people talk to the transitional execs. How's that going to work?

AMOROSO: Yes, your leaders, each of your executive teams inside CrossWorlds, will wind up obviously spending a fair amount of time on making sure that the linkages between the groups, et cetera, works. So you'll have ample communication.

UMA: OK. That's it. And I still want my party.

AMOROSO: Tonight. I'm sorry you're not here. We all better toast you. Dial in at about five o'clock.

UMA: Sure.

AMOROSO: What were you going to say? Oh, yes. Yes, there are some activities that we can actually do out here in San Mateo, the double bite and some other things. That work could start, actually no.

OK. So Ser, your big roll call.

SERISH: All right, Fred. Two quick questions, the first one, obviously, IBM is going to be have to change their colors because as I recall red and black and white stand up, right?

AMOROSO: Yes, but red, white and blue I think that goes pretty well.

SERISH: The second question is obviously this is -- in terms of the merger, it is a nice technology play. But from a product standpoint on the process side, how is IBM, you know, the vertical groups going to play into this?

AMOROSO: That's a great question. So Serish now that you've revealed himself, Ican is the guy that has the collaboration responsibility (INAUDIBLE). Serish you're going to be busier than you've ever been in your life. There is a tremendous appetite, I mean Craig Caster from a financial services, MQSFSE. The whole financial services capability, telecommunication. There are more industry focused activities in the ISUs that they work and their customers will tend to want to drive I think a fair amount of activity in the development of our collabs.

This will be taken up in rampant proportion.

SERISH: But since this morning, enough number of nodes from our industry solution sector are very excited about (INAUDIBLE).

AMOROSO: OK. We are going back I think from what I heard. There's lots of media activity, Wall Street Journal, New York Times, and some other things that are going on. So it's important. And I would like to make some closing comments, if that's OK.

Thank you, Ambuj.

You know the company, we've been operating for a while overcoming obstacles. That has been almost I think our core competency. You know we went public, if I remember correctly when there was a big zoom in the market, I think I was on the road show when the NASDAQ dropped 600 points (INAUDIBLE). We actually went public during the worst IPO market in 13 years. But that didn't dawn us. We raised $50 million in cash. We then proceeded to go out and built our business during probably one of the worst economic times that we've experienced over the last 50 or 60 years.

The enormous high tech collapse, the melt down, the terrorist activities, I mean this hasn't been the most congenial environment for a company to be in. But you know what, we succeeded. We didn't just survive. We thrived. Every single quarter that we have been a public company today at 2:00 o'clock we will announce our third quarter earnings. I'm not going to tell you what they are yet, but we have met or exceeded Street expectations to this point in time. (INAUDIBLE) follow out what happens today.

But we have succeeded. We have beat the Street's expectations. We have overachieved our objectives, which is just an unbelievable testament to the resiliency, the passion and the effort of everybody in this room. We had to make hard decisions. You know we were one of the earliest groups. That you know what, we're in a bad time. We're in a bad market. Time for us to pair down. Let's get skinny. Manage our expenses. Let's get to profitability. That's one of the most important things we have to do. And I absolutely appreciate your support. (INAUDIBLE). It makes sense. The right thing for us to do. Hard decisions, but we execute them well.

So we did have some obstacles. But we did have some obstacles. We had the obstacles of selling like against from idiots that decided that they right way to influence people to buy their product was sell their product as giving them warrant. I don't think that's going to be a problem. I just absolutely love the way Ambuj put it -- what tier?. I think he only had one problem with that. There isn't going to be a fourth tier.

Look we now have momentum. One of the biggest obstacles we had was our size and our viability. That's gone away. We now have momentum. We have wind in our backs, not in our faces. We now have an opportunity for everyone to look up and say wow, look at what we did. We now have the opportunity where our competition is going to say, "Ouch, this hurts."

Look I can't impress enough upon you that everything that we have done is I believe to the fruition of the passion that everybody in CrossWorlds has had. Yes, there might be an eight ball logo here. That give us strength and capability. The CrossWorlds technology the enablement that they should happen. Over the



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next 60 days don't miss a beat. We are running a business, got a business to run. We've got sales to deliver. We've got customers to implement and satisfy. Nothing is going to change. There will be lots of activity. There will be lots of e-mails. There will be lots of things going on. Keep your head down. Charge. Got it? Charge. Because this is the most (INAUDIBLE) quarter in the history of the company.

Look I think this is a great opportunity. I'm just pleased. I'm tickled pink. I'm overwhelmed by not only the opportunity that's here, but the way IBM is approaching this, I am absolutely ecstatic about your reaction and how you are as passionate and as excited about this as I am. There's going to be lots of questions about well what does this mean for me? It'll be answered. Right now, it doesn't mean anything. You're going to be working for CrossWorlds, and when you go into IBM you're going to be doing the things that you're doing now. You're going to have a lot more capability, and have a lot more reach. Let's see, 8000 sales guys. That's a pretty good number. Harry is going to quadruple or whatever, his pre-sales activity. That'd be pretty good. A lot of the things we're struggling with go away. Now have the opportunity to make our product the product in this industry. It is an inflection point. It is technology transforming. It is industry transforming. We did it. Congratulations.

OK. Let's get back to work. We've got things to do. Thank you all on the phone.

OPERATOR: Thank you ladies and gentlemen for your participation. This does conclude today's teleconference. You may disconnect your lines at this time. And have a wonderful day.

END"









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